Exhibit 19

INSIDER TRADING POLICY

IMPORTANT NOTE: THIS POLICY, INCLUDING ITS EXPECTATIONS AND REQUIREMENTS, DOES NOT CREATE A CONTRACT BETWEEN YOU AND THE COMPANY.
Purpose
Federal and state securities laws and our Code of Conduct prohibit those with material inside information about a company (also known as “Material Non-Public Information”) to buy or sell its securities or to reveal, or “tip,” Material Non-Public Information to anyone. This Policy provides guidance and establishes restrictions that Covered Persons (as defined below) must follow when buying or selling Altria Group, Inc. securities or securities of other companies. As used herein, the term “Altria” means either Altria Group, Inc. alone or Altria Group, Inc. and its subsidiaries, as the context requires.
The term “Covered Persons” means all employees, officers and non-employee directors of Altria and its subsidiaries. Covered Persons could be subject to severe civil and criminal legal penalties and disciplinary action up to and including termination for any conduct prohibited by this Policy. Covered Persons must also instruct their family members who are dependents of, share a household with or whose trading is controlled or influenced by the Covered Person that they may not trade in Altria securities or securities of other companies when the Covered Person is in possession of Material Non-Public Information.
Definitions
1.Material Non-Public Information
Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell or hold a security of Altria or another company. Any information that could reasonably be expected to affect the price of a security, whether positively or negatively, is likely to be material. Information about plans to do or not do something, or about something that is likely to happen or may happen, also may be material.
Some examples of information that may be “material” include:
•Financial results and forecasts, change in dividends or dividend policy and securities offerings
•Significant business developments, such as unusual or unexpected volume and market share movements, significant product announcements, extraordinary price changes, loss of a large customer or supplier, or significant manufacturing disruptions
•Significant acquisitions, divestitures, investments or joint ventures

•Major developments in litigation or governmental actions, such as investigations and regulatory enforcement actions
•Significant cybersecurity incidents
Information is “non-public” until all three of the following three criteria have been satisfied:
First, the information must be officially disseminated through a company announcement. The fact that rumors, speculation or statements not attributed to an authorized company spokesperson are public is insufficient to be considered widely disseminated even when the information is accurate.
Second, the information must become widely disseminated outside the company. Generally, Covered Persons should assume that information has NOT been widely disseminated unless (1) it has been carried in a national news medium or (2) it has appeared in a publicly available filing with the Securities and Exchange Commission (“SEC”).
Third, after the information has been disseminated, a period of time must pass sufficient for the information to be absorbed by the general public. As a general rule, information can be fully absorbed by the second trading day after the day on which the information is officially disseminated publicly.
2.    Specially Designated Persons
Certain Covered Persons who, as part of their service as members of the Altria Board of Directors (the “Board”) or their job responsibilities, are routinely in possession of Material Non-Public Information must comply with additional requirements set forth in this Policy. These Covered Persons, including members of the Board and members of Altria’s Leadership Team, the Disclosure Controls Committee (“DCC”) and the Disclosure Working Group (“DWG”), are deemed to be “Specially Designated Persons.” Other individuals may be deemed to be Specially Designated Persons by the Corporate Secretary’s office from time-to-time.
Requirements
1.Restrictions on Trading
1.1.No Covered Person may trade Altria securities when the Covered Person is in possession of Material Non-Public Information about Altria.
1.2.No Covered Person may trade in the securities of another company, including Anheuser-Busch InBev SA/NV (“ABI”), Cronos Group, Inc. (“Cronos”) and Japan Tobacco Inc. (“JTI”) or any other public company with which Altria has a commercial relationship, when the Covered Person is in possession of Material Non-Public Information about the other company (e.g., the possibility of a significant transaction or other significant business or financial development involving that company).
1.3.No Covered Person may trade in the securities of another company when the Covered Person is in possession of non-public information about Altria that could be material to the investors of such other company or could affect the other company’s stock price (e.g., information regarding new Altria products that will compete directly with competitors’ products or an intent to terminate an economic relationship that is material to a business partner, customer, supplier or distributor or competitor).
1.4.Covered Persons must wait until at least the second trading day after the day on which an official public announcement containing the information is disseminated before trading in Altria securities or the securities of other companies covered by Sections 1.2 and 1.3.
1.5.Given the potential conflict of interest, Covered Persons are prohibited from using derivative instruments to hedge the value of any Altria security. These transactions commonly involve short sales, puts, calls, options, swaps, collars, forward sales or similar derivative instruments.
1.6.Members of the Board and certain officers subject to the trading restrictions and reporting obligations of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may not purchase Altria securities on margin, borrow against Altria securities on margin or pledge Altria securities as collateral for a loan.
2.Examples of Transactions in Altria Securities Subject to this Policy
Except as provided in Section 3 below, this Policy applies to all transactions in Altria securities, including Altria’s common stock or any other type of securities that Altria may issue. For purposes of this Policy, “transactions” is broadly defined to cover all acquisitions, dispositions or transfers of a security, including purchases, sales and gifts.
Example of transactions covered by this Policy include:
2.1.Open market sales or purchases of Altria common stock.
2.2.Gifts of Altria common stock.
2.3.Initial elections to allocate Deferred Profit Sharing (“DPS”) plan contributions to Altria securities, increases or additional periodic contributions allocated to Altria common stock and sales of Altria common stock purchased through the DPS plan.
2.4.DPS plan loans requiring the sale of Altria common stock.

2.5.Initial elections to participate in the Employee Stock Purchase Plan (“ESPP”), increases to the level of ESPP payroll deductions and sales of Altria common stock purchased through the ESPP.
2.6.Initial elections to participate in dividend reinvestment and sales of Altria common stock purchased through dividend reinvestment.
3.Examples of Transactions in Altria Securities NOT Subject to this Policy
This Policy does not apply to the following transactions:
3.1.Previously scheduled purchases of Altria common stock in the DPS plan or ESPP that are made pursuant to standard payroll deduction elections.
3.2.Vesting of restricted stock or restricted or performance stock units.
3.3.Altria’s withholding of shares to satisfy tax withholding obligations upon the vesting of restricted or performance stock units.
3.4.Purchases of Altria common stock resulting from previously scheduled reinvestment of dividends paid on Altria common stock.
3.5.Direct transfers of Altria common stock from one broker to another broker that do not involve the purchase or sale of Altria common stock.
3.6.Transactions pursuant to a Rule 10b5-1 trading plan that complies with this policy. See Section 6.
You must consult with the Corporate Secretary’s office if you have any questions about whether a transaction is subject to this Policy.
4.“Tipping” Information to Others
4.1.No Covered Person may reveal, or “tip,” Material Non-Public Information to anyone, including family members, coworkers, friends or brokers, and no Covered Person may recommend that another person buy, sell or hold Altria securities, or the securities of another company with which Altria has a commercial relationship, including ABI, Cronos, JTI or any other public company, when the Covered Person is in possession of Material Non-Public Information about Altria or any such company, as applicable.
4.2.No Covered Person may reveal, or “tip,” non-public information about Altria that could be material to the investors of another company to anyone, including family members, coworkers, friends or brokers, and no Covered Person may recommend that another person buy, sell or hold the securities of another company when the Covered Person is in possession of non-public information about Altria that could be material to the investors of such other company.
4.3.Covered Persons may only share Material Non-Public Information in accordance with the confidentiality provisions in the Information Governance Policy.
5.Additional Requirements for Specially Designated Persons
5.1.Specially Designated Persons must refrain from engaging in any transaction involving Altria, ABI, Cronos or JTI securities without first obtaining pre-clearance of the transaction from the General Counsel or the Corporate Secretary’s office.
5.1.1.Specially Designated Persons’ dependents, household members and those whose transactions in Altria’s and other companies’ securities they direct, influence or control, may not engage in a transaction involving Altria securities unless and until the Specially Designated Person has obtained pre-clearance of the transaction.
5.1.2.Any pre-cleared transaction must occur on the same business day as its approval.
5.2.Specially Designated Persons, including those Covered Persons deemed Specially Designated Persons from time-to-time by the Corporate Secretary’s office for any reason (e.g., because an employee received draft quarterly financial results prior to their public release), must confine their trades in Altria securities to the “Window Period,” which begins on the second trading day after the day on which earnings results are released and ends three weeks before the end of each calendar quarter, subject to the following limitations:
5.2.1.Specially Designated Persons must not trade during the Window Period if they possess Material Non-Public Information.
5.2.2.The Window Period may prematurely end at any time based on event-driven reasons (e.g., a significant business development, the impending announcement of a material acquisition, etc.) (an “Event-Driven Blackout”).
6.Rule 10b5-1 Trading Plans
Under Rule 10b5-1 of the Exchange Act, an individual has an affirmative defense against an allegation of insider trading if the individual demonstrates that the transaction in question was pursuant to a binding contract, specific instruction or written plan that was (i) put into place before the individual became aware of Material Non-Public Information and (ii) entered into in good faith and not as part of a plan or scheme to evade the insider trading rules. These contracts, irrevocable instructions and plans are commonly referred to as Rule 10b5-1 trading plans. The rules regarding Rule 10b5-1 trading plans are complex; you should consult with your legal advisor before entering into a Rule 10b5-1 trading plan. If you decide to enter into a Rule 10b5-1 trading plan, note the following:
Compliance – All Rule 10b5-1 trading plans must comply with the requirements of Rule 10b5-1, including the applicable mandatory cooling off period before transactions can commence under the Rule 10b5-1 trading plan. Rule 10b5-1 trading plans must be established when the individual is not aware of Material Non-Public Information.
Pre-Approval – Specially Designated Persons must have their proposed Rule 10b5-1 trading plans preapproved by the Corporate Secretary’s office and must establish their Rule 10b5-1 trading plans during a Window Period.
Amendments and Modifications – Once a Rule 10b5-1 trading plan has been established, it can only be amended or modified when the individual is not aware of Material Non-Public Information and in compliance with the requirements of Rule 10b5-1, including the applicable mandatory cooling off period. In addition, Specially Designated Persons may only amend or modify a Rule 10b5-1 trading plan during a Window Period and upon the approval of the Corporate Secretary’s office.
Terminations – The termination of a Rule 10b5-1 trading plan should occur only in unusual circumstances. You should note that the SEC has warned that the termination of a Rule 10b5-1 trading plan can result in the loss of an affirmative defense for past or future transactions under a Rule 10b5-1 trading plan if the termination calls into question whether the trading plan was entered into in good faith and not as part of a plan or scheme to evade the insider trading rules. You should consult with your own legal counsel before deciding to terminate a Rule 10b5-1 trading plan.
Once a Rule 10b5-1 trading plan has been terminated, the individual must wait at least 30 calendar days before entering into any transaction outside of the Rule 10b5-1 trading plan. Any new Rule 10b5-1 trading plan must comply with restrictions set forth in this Policy, including the applicable mandatory cooling off period.
7.Application of Insider Trading Laws to a Former Covered Person
Insider trading laws will not cease to apply upon the termination of an individual’s employment or relationship with Altria. Accordingly, a Covered Person who ceases to be employed by or have a relationship with Altria is advised to be mindful of his or her obligation to not trade in securities of Altria or any other company while in possession of Material Non-Public Information about Altria or another company, as applicable.

8.Requirements for Section 16 Reporting Persons
Members of the Board and certain officers who are required to report trading activity under Section 16 of the Exchange Act must comply with the processes and requirements included in the Section 16 Compliance Guidelines.
Any action on the part of Altria, the General Counsel, the Law Department or the Corporate Secretary’s office pursuant to this Policy does not constitute legal advice or insulate an individual from liability under applicable securities laws.
Policy Regarding Altria Trades
To promote compliance with insider trading laws, it is Altria’s policy that Altria and its direct and indirect subsidiaries shall not engage in transactions in Altria common stock or other securities in violation of insider trading laws.
Related Documents
Guidance in related documents must be followed, and is enforceable, in the same manner as guidance in this Policy.
•Information Governance Policy
•Section 16 Compliance Guidelines